Exhibit 99.1

News Release

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060 investor@taylormorrison.com

Taylor Morrison Reports Second Quarter Closings of 2,594, an increase of 30% over the prior year quarter, and Diluted Earnings per Share of $0.76

SCOTTSDALE, Ariz., July 31, 2019 –– Taylor Morrison Home Corporation (NYSE: TMHC) today reported second quarter total revenue of $1.3 billion and GAAP home closings gross margin, inclusive of capitalized interest, of 18.0 percent, leading to diluted earnings per share of $0.76.

Second Quarter 2019 Highlights:

•	Net sales orders were 2,810, a 20% increase over the prior year quarter

•	Home closings were 2,594, a 30% increase over the prior year quarter

•	Total revenue was $1.3 billion, a 29% increase over the prior year quarter

•	GAAP home closings gross margin was 18.0%, which was flat to compared to the prior year quarter

•	SG&A as a percent of home closings revenue was 10.1%, compared to 10.5% during the prior year quarter

•	Net income was $82 million, up 38% over the prior year quarter, with diluted earnings per share of $0.76

“We continued the momentum experienced at the end of the first quarter, which led us to exceeding expectations in our key operating metrics for the second quarter,” said Sheryl Palmer, Chairman and CEO of Taylor Morrison.

Today the Company is also announcing its entry into the single-family build-to-rent community space through a partnership with Christopher Todd Communities. “With more than 16 million single-family rental homes in the U.S. today and only five percent of that share represented by new home production, it signals an early and exciting time for this new growing segment,” shared Palmer. “We believe this strategic partnership with Christopher Todd Communities and their established platform is in clear alignment with our focus to address affordability in our markets and serve more customers who desire the product and lifestyle of a single-family community while balancing finances, flexibility and maintenance-free living. This relationship advances our demand-side diversification while leveraging what we do every day in our core business—acquiring and developing land and quality production. What’s more, this strategy will allow us to further increase the velocity of community deliveries and we expect to enhance our time and cost-efficient production process with proven and standardized specifications and a concentrated production line building process creating a rapid land-to-lease-up pipeline.”

For the second quarter, net sales orders were 2,810. Average community count was 357, which resulted in an average monthly sales pace per community of 2.6 for the quarter. The Company ended the quarter with 5,051 units in backlog, a year-over-year increase of 7 percent, with a sales value of approximately $2.5 billion.

“Closings totaled 2,594 for the quarter, representing a 30 percent increase over the same period last year,” added Palmer. “The inventory sales environment was particularly strong during the quarter, driving our closings results above the high end of our guidance for the period. Even with the increased inventory sales in the quarter we achieved lower incentive levels than the prior year quarter, which led to a GAAP home closings gross margin of 18 percent.”

“We believe our success and strong results that we’ve seen so far this year are largely due to the hard work that the entire team has put into the integration of AV Homes following the acquisition,” said Palmer. “I’m proud to share that the heavy lifting required for the integration is complete and we are now operating as one company. This has been achieved sooner than anticipated and with the integration work and negotiations complete, we are pleased to be able to take our total synergy estimate up to $50 million on an annualized basis.”

“SG&A as a percentage of homebuilding revenue came in at 10.1 percent, which represented 40 basis points of leverage when compared to second quarter 2018, and the addition of AV Homes is providing further top-line leverage,” said Dave Cone, Executive Vice President and Chief Financial Officer. “Given our success in holding gross margins flat to last year and the SG&A leverage we gained, EBT margin came in at 8.7 percent for the quarter. This represents about 60 basis points of improvement when compared to Q2 2018. This was despite about $4 million of AV transaction expenses and debt extinguishment charges hitting during the quarter.”

Homebuilding inventories were $4.1 billion at the end of the quarter, including 6,523 homes in inventory, compared to 5,599 homes in inventory at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of 3,834 sold units, 495 model homes and 2,194 inventory units, of which 440 were finished.

The Company finished the quarter with $197 million in cash and a net homebuilding debt to capitalization ratio of 43.0%. As of June 30, 2019, Taylor Morrison owned or controlled approximately 54,000 lots, representing 5.3 years of supply based on a trailing twelve months of closings including a full year of AV, and the Company is focused on securing land for 2021 and beyond.

Share repurchase activity during second quarter 2019 included 3.8 million shares acquired for about $76 million, or an average repurchase price of $19.92. This activity exhausted the outstanding $100 million authorization and no additional authorization is currently in place. Since the acquisition of AV Homes, the Company has acquired 16.9 million shares for $296 million, or an average price of $17.51. This is nearly double the amount of shares that were issued for the transaction and below the price of the shares issued to complete the deal.

The Company has also recently completed two senior notes offerings. In early June, the Company completed a $500 million offering with an interest rate of 5.875%. These proceeds, along with cash on hand, were used to redeem the $550 million of 2021 senior notes that were previously outstanding. In mid-July, the Company offered $450 million of notes with a 5.75% interest rate. These proceeds will be used to redeem the $400 million of 2022 senior notes outstanding. These transactions ensure that all senior debt outstanding for the Company now have an interest rate below 6.0% and they push the nearest senior note maturity out to 2023.

Quarterly Financial Comparison
($ thousands)
	Q2 2019	Q2 2018	Q2 2019 vs. Q2 2018
Total Revenue	$1,265,426	$980,828	29.0%
Home Closings Revenue	$1,232,261	$956,565	28.8%
Home Closings Gross Margin	$222,192	$172,044	29.1%
	18.0%	18.0%	Flat
SG&A % of Home Closings Revenue	$124,817	$100,065	24.7%
	10.1%	10.5%	40 bps leverage

Third Quarter and Full Year 2019 Business Outlook

Third Quarter 2019:

•	Average active community count is expected to be between 345 and 355

•	Home closings are expected to be between 2,200 and 2,400

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the mid-to-high 17 percent range

•	Effective tax rate is expected to be about 25.5 percent

•	Diluted share count is expected to be about 107 million

Full Year 2019:

•	Average active community count is expected to be between 350 and 360

•	Monthly absorption pace is expected to be consistent with 2018 performance

•	Home closings are expected to be between 9,600 and 10,100

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the high 17 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the low 10 percent range

•	Income from unconsolidated joint ventures is expected to be about $8 million

•	Land and development spend is expected to be approximately $1.2 billion

•	Effective tax rate is expected to be about 25 percent

•	Diluted share count is expected to be about 108 million

Earnings Webcast

A public webcast to discuss the second quarter 2019 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 7316268. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017, 2018 and 2019 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions (including as a result of recent extreme weather conditions); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our mortgage operations and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; the inherent uncertainty associated with financial or other projections; and risks related to the integration of Taylor Morrison and AV Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and AV Homes. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation Condensed Consolidated Statements of Operations (In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Home closings revenue, net	$1,232,261	$956,565	$2,132,142	$1,689,524
Land closings revenue	5,858	7,997	9,971	13,165
Financial services revenue	22,819	16,266	38,863	30,472
Amenity and other revenue	4,488	—	9,542	—

Total revenues	1,265,426	980,828	2,190,518	1,733,161
Cost of home closings	1,010,069	784,521	1,745,866	1,379,427
Cost of land closings	3,792	6,444	6,484	10,725
Financial services expenses	13,045	11,152	23,766	21,196
Amenity and other expense	4,746	—	8,588	—

Total cost of revenues	1,031,652	802,117	1,784,704	1,411,348
Gross margin	233,774	178,711	405,814	321,813
Sales, commissions and other marketing costs	82,615	64,604	150,044	118,302
General and administrative expenses	42,202	35,461	78,656	68,778
Equity in income of unconsolidated entities	(3,561)	(4,017)	(5,880)	(7,263)
Interest income, net	(958)	(276)	(1,291)	(619)
Other (income)/expense, net	(489)	3,654	(1,881)	4,092
Transaction expenses	1,750	—	5,879	—
Loss on Extinguishment of Debt	2,196	—	2,196	—

Income before income taxes	110,019	79,285	178,091	138,523
Income tax provision	28,131	19,993	44,922	31,699

Net income before allocation to non-controlling interests	81,888	59,292	133,169	106,824
Net income attributable to non-controlling interests - joint ventures	(37)	(140)	(187)	(269)

Net income before non-controlling interests	81,851	59,152	132,982	106,555

Net income attributable to non-controlling interests	—	(474)	—	(3,133)

Net income available to Taylor Morrison Home Corporation	$81,851	$58,678	$132,982	$103,422

Earnings per common share
Basic	$0.77	$0.53	$1.23	$0.94
Diluted	$0.76	$0.52	$1.21	$0.93
Weighted average number of shares of common stock:
Basic	106,238	111,347	108,363	110,508
Diluted	107,232	113,482	109,479	115,400

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$196,529	$329,645
Restricted cash	1,698	2,214

Total cash, cash equivalents, and restricted cash	198,227	331,859
Owned inventory	4,073,123	3,965,306
Real estate not owned	30,464	15,259

Total real estate inventory	4,103,587	3,980,565
Land deposits	54,214	57,929
Mortgage loans held for sale	124,805	181,897
Derivative assets	3,055	1,838
Operating lease right of use assets	33,399	—
Prepaid expenses and other assets, net	79,794	98,225
Other receivables, net	68,500	86,587
Investments in unconsolidated entities	129,518	140,541
Deferred tax assets, net	145,076	145,076
Property and equipment, net	84,630	86,736
Intangible assets, net	851	1,072
Goodwill	152,116	152,116

Total assets	$5,177,772	$5,264,441

Liabilities
Accounts payable	$162,055	$151,586
Accrued expenses and other liabilities	242,712	266,686
Operating lease liabilities	36,590	—
Income taxes payable	1,272	—
Customer deposits	172,951	165,432
Estimated development liability	36,883	37,147
Senior notes, net	1,599,239	1,653,746
Loans payable and other borrowings	212,897	225,497
Revolving credit facility borrowings	200,000	200,000
Mortgage warehouse borrowings	79,458	130,353
Liabilities attributable to real estate not owned	30,464	15,259

Total liabilities	$2,774,521	$2,845,706

Stockholders’ Equity
Total stockholders’ equity	2,403,251	2,418,735

Total liabilities and stockholders’ equity	$5,177,772	$5,264,441

Homes Closed and Home Closings Revenue, Net

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change
East	1,180	875	34.9%	$476,144	$356,351	33.6%	$404	$407	(0.7)%
Central	746	617	20.9	361,893	294,236	23.0	485	477	1.7
West	668	500	33.6	394,224	305,978	28.8	590	612	(3.6)

Total	2,594	1,992	30.2%	$1,232,261	$956,565	28.8%	$475	$480	(1.0)%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change
East	2,034	1,575	29.1%	$824,313	$640,787	28.6%	$405	$407	(0.5)%
Central	1,291	1,051	22.8	614,457	507,701	21.0	476	483	(1.4)
West	1,207	913	32.2	693,372	541,036	28.2	574	593	(3.2)

Total	4,532	3,539	28.1%	$2,132,142	$1,689,524	26.2%	$470	$477	(1.5)%

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change
East	1,315	894	47.1%	$533,931	$390,007	36.9%	$406	$436	(6.9)%
Central	820	832	(1.4)	398,770	393,236	1.4	486	473	2.7
West	675	616	9.6	360,295	396,123	(9.0)	534	643	(17.0)

Total	2,810	2,342	20.0%	$1,292,996	$1,179,366	9.6%	$460	$504	(8.7)%

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change
East	2,450	1,894	29.4%	$1,006,267	$806,809	24.7%	$411	$426	(3.5)%
Central	1,621	1,587	2.1	769,092	766,742	0.3	474	483	(1.9)
West	1,354	1,304	3.8	730,179	822,759	(11.3)	539	631	(14.6)

Total	5,425	4,785	13.4%	$2,505,538	$2,396,310	4.6%	$462	$501	(7.8)%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change
East	2,054	1,832	12.1%	$906,518	$825,231	9.9%	$441	$450	(2.0)%
Central	1,750	1,587	10.3	886,430	778,782	13.8	507	491	3.3
West	1,247	1,323	(5.7)	660,017	820,175	(19.5)	529	620	(14.7)

Total	5,051	4,742	6.5%	$2,452,965	$2,424,188	1.2%	$486	$511	(4.9)%

Average Active Selling Communities:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
East	161	121	33.1%	167	123	35.8%
Central	137	124	10.5	140	119	17.6
West	59	52	13.5	59	50	18.0

Total	357	297	20.2%	366	292	25.3%

Reconciliation of Non-GAAP Financial Measures

The following tables set forth reconciliations of: (i) adjusted income before income taxes and the related margin, (ii) EBITDA and adjusted EBITDA to net income before allocation to non-controlling interests, and (iii) net homebuilding debt to total capitalization ratio.

Adjusted income before income taxes is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of significant and unusual transactions, which in the quarter were transaction expenses related to our acquisition of AV Homes, and loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income to exclude interest amortized to cost of sales and interest income, net, income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt, if any. Net homebuilding debt to capitalization is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metric assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Income Before Income Taxes Margin

	Three Months Ended June 30,
(Dollars in thousands)	2019	2018
Income before income taxes	$110,019	$79,285
Transaction expenses	1,750	—
Loss on extinguishment of debt	$2,196	$—

Adjusted income before income taxes	$113,965	$79,285

Total revenues	$1,265,426	$980,828
Income before income taxes margin (EBT Margin)	8.7%	8.1%
Adjusted income before income taxes margin	9.0%	8.1%

Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Dollars in thousands)	2019	2018
Net income before allocation to non-controlling interests	$81,888	$59,292
Interest income, net	(958)	(276)
Amortization of capitalized interest	24,076	19,770
Income tax provision	28,131	19,993
Depreciation and amortization	531	993

EBITDA	$133,668	$99,772
Non-cash compensation expense	3,826	2,747

Adjusted EBITDA	$137,494	$102,519

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of June 30, 2019
Total debt	$2,091,594
Less unamortized debt issuance premium, net	(761)
Less mortgage warehouse borrowings	79,458

Total homebuilding debt	$2,012,897
Less cash and cash equivalents	196,529

Net homebuilding debt	$1,816,368
Total equity	2,403,251

Total capitalization	$4,219,619

Net homebuilding debt to capitalization ratio	43.0%